Exhibit 99.1

Stellus Capital Investment Corporation Increases and Extends Its Revolving Credit Facility

Facility Upsized by $10 million to $230 million and Final Maturity Extended to March 10, 2021 with

Pricing and Advance Rates Remaining Unchanged

HOUSTON— May 18, 2020 (PR NEWSWIRE) — Stellus Capital Investment Corporation (the “Company”) (NYSE: SCM) announced today that it has increased commitments under its revolving credit facility (the “Facility”) to $230 million, extended the commitment termination date of the Facility to March 10, 2021, and amended certain covenants and conditions of the Facility, including a reduction in the required asset coverage and interest coverage ratios and a modification of the terms of the borrowing base. The final maturity of the Facility remains October 10, 2021. The Facility was led by Zions Bancorporation, N.A. dba Amegy Bank, and includes a total of 10 bank participants. Pricing and advance rates remain unchanged on the Facility.

“We very much appreciate the support of our existing bank group, led by Amegy Bank, and are pleased to welcome Bank of Texas as an additional lender in the facility,” said Robert T. Ladd, chief executive officer of Stellus Capital Investment Corporation. “This amendment and extension allows us additional liquidity and flexibility to serve the capital needs of our portfolio companies”.

About Stellus Capital Investment Corporation

The Company is an externally-managed, closed-end, non-diversified investment management company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation by investing primarily in private middle-market companies (typically those with $5.0 million to $50.0 million of EBITDA (earnings before interest, taxes, depreciation and amortization)) through first lien, second lien, unitranche and mezzanine debt financing, and corresponding equity investments. The Company’s investment activities are managed by its investment adviser, Stellus Capital Management. To learn more about Stellus Capital Investment Corporation, visit www.stelluscapital.com under the “Public Investors” link.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain “forward-looking statements” which relate to future performance or financial condition. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of assumptions, risks and uncertainties, which change over time. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including those described from time to time in filings by the Company with the Securities and Exchange Commission including the final prospectus that will be filed with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts

Stellus Capital Investment Corporation

W. Todd Huskinson, (713) 292-5414

Chief Financial Officer

thuskinson@stelluscapital.com